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                                                                       EXHIBIT 2

                                LETTER AGREEMENT

                                 AUTOZONE, INC.
                             123 SOUTH FRONT STREET
                          MEMPHIS, TENNESSEE 38103-3607

                                October 10, 2000

ESL Investments, Inc.
One Lafayette Place
Greenwich, Connecticut 06830

Ladies and Gentlemen:

                  The purpose of this letter, which shall be a binding agreement between us upon its execution by ESL Investments, Inc., a Delaware corporation ("ESL"), is to set forth the agreement between AutoZone, Inc., a Nevada corporation (the "Company"), and ESL concerning the voting of certain shares of the Company's stock not currently owned by ESL.

                  The Company will terminate its Rights Agreement, dated as of March 21, 2000 (the "Rights Agreement"), by amending the Rights Agreement's expiration date to October 20, 2000. ESL, on behalf of itself and each of its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), agrees to take such action as may be required to ensure that during the period from October 20, 2000 through April 1, 2004, without the prior written consent of the Company, any shares of common stock of the Company acquired by ESL or any of its affiliates after October 20, 2000 and before April 1, 2004 (the "Acquired Shares") are not voted on any matter presented at any meeting of shareholders of the Company and that no written consent is executed with respect to any Acquired Shares for any matter presented to the shareholders of the Company. In addition, during such period, ESL, on behalf of itself and each of its affiliates, agrees to use all reasonable efforts to provide for the Acquired Shares to be present for determining a quorum at all shareholder meetings of the Company. The term "Acquired Shares" shall not include any securities received by ESL or any of its affiliates directly from the Company. This letter agreement shall not affect ESL's voting rights with respect to shares held by ESL or any of its affiliates that are not Acquired Shares.

                  If this letter is countersigned by ESL and becomes a binding agreement, the Company and ESL agree that this agreement shall be governed by, and construed in accordance with the internal laws of the state of Nevada, without giving effect to the principles of conflicts of laws thereof. In addition, we each acknowledge that money damages are an inadequate remedy for breach of this agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that such agreement were breached. Therefore, we each agree that the parties to this agreement may obtain specific performance of such agreement and injunctive or other equitable relief as a remedy for any such breach, and each party further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such


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remedy shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or at equity. In the event that either party to this agreement believes that the other party is in breach of this agreement, prior to commencing any litigation with respect to such breach, the non-breaching party shall give written notice of the alleged breach to the breaching party and provide the breaching party with a reasonable opportunity to respond. This agreement may be modified or waived only by a separate writing between the Company and ESL expressly so modifying or waiving such agreement.

                  If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, which will constitute our agreement with respect to the matters set forth herein.

                                          Very truly yours,

                                          AUTOZONE, INC.

                                          By:    /s/ HARRY L. GOLDSMITH
                                             -----------------------------------
                                          Name:  Harry L. Goldsmith
                                          Title: Sr. V.P. & Secretary

                                          By:    /s/ ROBERT J. HUNT
                                             -----------------------------------
                                          Name:  Robert J. Hunt
                                          Title: Executive V.P. & CFO

                  Confirmed and agreed to as of the
                  date first above written, upon which
                  this shall become a binding agreement:

                  ESL INVESTMENTS, INC.,
                  on behalf of itself and its affiliates

                  By:      /s/  WILLIAM C. CROWLEY
                     ------------------------------------
                  Name:    William C. Crowley
                  Title:   President